Exhibit 99.1

Block Communications, Inc. Reports First Quarter 2004 Results

Toledo, OH—Monday, May 11, 2004
Block Communications, Inc. (the “Company”) today announced its results for the quarter ended March 31, 2004.

     The Company is a privately held diversified media company with primary operations in cable television, newspaper publishing and television broadcasting. The Company had approximately 149,200 basic cable subscribers at March 31, 2004, with cable systems based in Toledo and Sandusky, Ohio. The primary cable system is located in the greater Toledo, Ohio metropolitan area (including Michigan suburbs) and serves approximately 131,300 subscribers. This system has been 100% rebuilt to 870 MHz. The Erie County system located in Sandusky is approximately 96% 870 MHz capable, with 60% of the subscribers converted as of March 31, 2004.

     The Company publishes two daily metropolitan newspapers, the Pittsburgh Post-Gazette in Pittsburgh, Pennsylvania and The Blade in Toledo, Ohio, with combined daily and Sunday average paid circulation of approximately 383,000 and 592,800, respectively as of March 31, 2004. The Company owns and operates four television stations- two in Louisville, Kentucky, and one each in Boise, Idaho and Lima, Ohio- and is a two-thirds owner of a television station in Decatur, Illinois. The Company also has other communication operations including a telecom business and a home security business.

     For the first quarter ended March 31, 2004, the Company had net revenues of $104.5 million, an increase of $4.1 million, or 4.1%, as compared to the same period of the prior year. This increase is attributable to revenue growth in all operating segments.

     Cable revenue for the quarter was $28.7 million, an increase of $1.8 million, or 6.7%, as compared to the same period of 2003. The increase in cable revenue was principally the result of an increase of $5.24, to $64.17, in the average monthly revenue per basic subscriber, based on the average number of subscribers throughout the quarter. An increase in the monthly basic cable service charge and continued rollout of new services drove the increase in average monthly revenue per subscriber. Average monthly high-speed data revenue per customer of $44.08 decreased $1.56 as compared to the first quarter of 2003. For the quarter ended March 31, 2004, average monthly digital revenue per home was $14.52, a decrease of $.38 as compared to the same period of the prior year. The decrease in both high-speed data and digital average revenues resulted from packaging discounts and promotional offers.

     Revenue generating units increased in the high-speed data and digital categories during the three month period ending March 31, 2004. The increase in high-speed data subscribers totaled 2,303 and the increase in digital homes totaled 5,270, during the quarter. This resulted in 32,110 high-speed data customers and 43,343 digital homes as of March 31, 2004. Basic subscribers at the end of the period totaled 149,164, a decrease of 14 basic subscribers in the first quarter of 2004. Buckeye Cablesystem recognized a net addition of 97 basic subscribers, offset by a reduction of 111 basic subscribers in our Erie County system, resulting from a seasonal decrease in our Erie County subscriber base.

     Publishing revenue for the quarter was $60.9 million, an increase of $1.5 million, or 2.5%, as compared to the first quarter of 2003. The increase consisted of a $1.6 million, or 3.4%, increase in advertising revenue due primarily to increases in national and classified advertising of $1.2 million, or 17.9%, and $419,000, or 2.4%, respectively. Retail advertising and other advertising, net of trade expense, were consistent with the first quarter of 2003. For the first quarter of 2004, circulation revenue decreased $233,000, or 1.9%, primarily due to a decrease in both daily and Sunday circulation compounded by declining average earned rates per copy. The variance in rates is the result of lower rates received from event, sponsor and Newspapers In Education copies sold during the first quarter of 2004 as compared to the first quarter of 2003. Other revenue, which consists of third party and total market delivery, increased $93,000 as compared to the same quarter of the previous year.

     Broadcasting revenue for the quarter was $9.7 million, an increase of $647,000, or 7.1%, as compared to the three months ended March 31, 2003. The increase in broadcasting revenue was due to increases in national and political advertising of $494,000 and $341,000, respectively, partially offset by a decrease in local advertising of $70,000, and an increase in agency commissions of $122,000.

     Other communications revenue from continuing operations for the quarter was $5.1 million, an increase of $193,000, or 3.9%, as compared to same period of the prior year. Telecom revenue for the quarter was $4.5 million, an increase of $66,000, due primarily to an increase in competitive access and local exchange revenue of $234,000 and $265,000, respectively, resulting from the net addition of 88 new telecom customers since the first quarter of 2003, which represents a 14.4% increase in the customer base. These increases were partially offset by a reduction in reciprocal compensation revenue, long-distance revenue and carrier access billings of $288,000, $48,000 and $117,000, respectively. Revenue from the home security business increased $128,000 as compared to the first quarter of 2003 due to increases in the number of unit sales and resulting recurring revenue.

     Operating expenses for the quarter were $106.2 million, an increase of $6.1 million, or 6.1%, as compared to the first quarter of 2003. The increase in operating expenses is attributable to increased publishing, cable, other communications, and corporate general and administrative expenses, partially offset by decreased broadcasting expenses.

     Cable operating expenses were $26.2 million, an increase of $1.5 million, or 5.9%, as compared to the same period of the prior year. The increase was primarily due to a $674,000, or 11.2%, increase in basic programming expenses, a $216,000, or 2.8%, increase in depreciation, and a $195,000, or 53.3%, increase in programming expenses for the digital tier. The increase in depreciation is attributable to the capital expenditures associated with the rebuild of our Erie County cable system and continued rollout of cable modems and digital cable converters. Basic cable programming expenses increased due to price increases from programming suppliers and expenses incurred in launching Buckeye Cable Sports Network during the first quarter of 2004. Programming expense for the digital tier increased due to an increase in the number of digital subscribers as compared to the same quarter of the prior year. Further, general and administrative expenses increased $193,000, or 5.7%, which includes a $249,000 loss on disposal of assets due to the Erie County system rebuild. Other departmental expenses increased marginally due to inflationary factors.

     Publishing operating expenses were $64.7 million, an increase of $3.9 million, or 6.5%, over the three months ended March 31, 2003. The increase was partially due to a $707,000, or 10.0%, increase in the cost of newsprint and ink, resulting from a weighted-average price per ton increase of $51.47, or 11.5%, and a 0.4% increase in consumption from the same period of the prior year, partially offset by a decrease in ink expense of $70,000, or 12.2%. Departmental salaries and wages increased primarily due to contractual increases. General and administrative expenses, which include employee benefit costs, increased $3.1 million, or 18.3%, primarily due to increases in the Pittsburgh Post Gazette’s medical, pension and workers’ compensation benefit costs of $1.2 million, $228,000 and $1.4 million, respectively, as compared to the first quarter of 2003. The Blade’s employee benefits increased $187,000, primarily due to increases in other post-retirement costs and union pension expense.

     Broadcasting operating expenses were $9.2 million, a decrease of $151,000, or 1.6%, from the same period of the prior year. The decrease results primarily from decreases in programming departmental expenses and broadcast film amortization of $154,000, each, partially offset by increases in news and general and administrative expenses of $70,000 and $72,000, respectively.

     Other communications operating expenses from continuing operations were $4.4 million, an increase of $221,000, or 5.3%, from the same period of 2003. This variance is primarily due to an increase of $106,000, or 17.9%, in operating expenses related to security alarm system sales and monitoring, attributable mainly to increases in direct labor and materials resulting from increased unit sales. Telecom operating expenses increased $115,000, or 3.2%, due primarily to increases in gross receipts tax and general and administrative expenses of $123,000 and $146,000, respectively, partially offset by a planned decrease of $125,000 in long-distance expense.

     Operating income decreased $2.0 million as compared to the three months ended March 31, 2003. Cable operating income increased $347,000 due to revenue growth generated from rate increases and rollout of new services, partially offset by increases in depreciation, loss on disposal of assets, and programming expense. Publishing operating loss increased $2.5 million, primarily due to increased employee related expenses, partially offset by advertising revenue growth. Broadcasting operating income increased $798,000 due to increases in advertising revenue, primarily national and political, and decreased operating expenses. Other communications operating income decreased $28,000 due to increased operating expenses, partially offset by modest revenue growth. Corporate general and administrative expenses increased $673,000, due to overall increases in payroll expense and legal and professional fees. Legal and professional fees increased from the three months ended March 31, 2003, due to an amendment fee paid during the first quarter of 2004 for the third amendment to our senior credit facilities dated March 19, 2004.

     For the three months ended March 31, 2004, the company reported a net loss of $11.0 million, compared to a net loss of $4.2 million reported for the same period of the prior year. This increase in net loss is primarily due to the decrease in operating income of $2.0 million and an unfavorable variance of $3.8 million on the change in fair value of interest-rate swaps, partially offset by a decrease in interest expense of $285,000. The provision for income taxes was $211,000 for the first quarter of 2004 compared to a credit for income taxes of $1.3 million for the same quarter of the previous year. The first quarter 2003 credit included a $2.2 million deferred tax credit. The variance is primarily due to the determination that a 100% valuation of our deferred tax assets is still required as of March 31, 2004; therefore, no credit for deferred taxes was recorded in the first quarter of 2004.

     Depreciation and amortization decreased $558,000, or 3.7%, as compared to the same period of the prior year. The decrease was primarily due to decrease in publishing depreciation expense of $597,000, resulting from assets acquired during the 1992 Pittsburgh Press acquisition becoming fully depreciated in 2003.

     Adjusted EBITDA decreased $2.0 million, or 14.7%, as compared to the first quarter of 2003. A reconciliation of adjusted EBITDA to net income is provided below. Adjusted EBITDA as a percentage of revenue for the quarter ended March 31, 2004 decreased to 10.9% from 13.3% for the three months ended March 31, 2003. The decrease in adjusted EBITDA as a percentage of revenue was primarily due to the increase in corporate general and administrative expenses and publishing and cable operating expenses, partially offset by the increase in publishing and broadcasting advertising revenues and the continued rollout of high margin advanced cable products and the increase in cable service charges. Net loss as a percentage of revenue was 10.6% as of March 31, 2004, as compared to net loss as a percentage of revenue at March 31, 2003 of 4.2%.

Liquidity and capital resources

     Capital expenditures totaled $13.2 million and $8.8 million, including capital leases, for the three months ended March 31, 2004 and March 31, 2003, respectively. Capital expenditures for the three months ended March 31, 2004 were used primarily in the rebuild of the Erie County Cable system, the Pittsburgh Post-Gazette facility upgrade, and the maintenance of other operating assets. We expect to make capital expenditures of $42.6 million in the last three quarters of 2004. These include the continued rollout of advanced cable services, completion of the Erie County system rebuild, completion of the Pittsburgh Post-Gazette production facility upgrade, and various other improvements to our operations.

     As of March 31, 2004, the Company had $12.9 million in cash and cash equivalents and long-term funded debt of $267.9 million, excluding letters of credit and the $8.7 million adjustment to the carrying value of underlying debt recorded in accordance with SFAS No. 133. The ratio of long-term funded debt to adjusted EBITDA for the twelve months trailing March 31, 2004 was 4.50 to 1.0. Please refer to the reconciliation of adjusted EBITDA to net income provided below. The ratio of long-term funded debt to net loss for the twelve months trailing March 31, 2004 was 5.65 to 1.0.

     For additional information on first quarter 2004 financial position, please contact Jodi Miehls, Treasurer, Block Communications at 419-724-6257 or jmiehls@toledoblade.com.

Conference Call Information

     The Company will host a conference call to discuss its first quarter 2004 results on Wednesday, May 12, 2004 beginning at 2:00 p.m. Eastern Time Zone. Interested participants may access the call by dialing into our conference operator at 800-362-0595, conference ID: Block. A replay of the call will be available at 800-934-7879 beginning May 12, 2004 at 6:00 p.m. Eastern Time Zone until May 19, 2004 at midnight Eastern Time Zone.

Forward-Looking Statements

     Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from expectations contained in such statements.

     Factors that may materially affect our future financial condition and results of operations, as well as any forward-looking statements, include economic and market conditions and many other factors beyond our control. For an additional discussion of risk factors relating to our future financial condition and results of operations, see the reports and documents the Company files with the Securities and Exchange Commission.

Results of Operations

Set forth below are the operating results for the quarters ended March 31, 2004 and 2003. A reconciliation of net loss to adjusted EBITDA is provided for the quarters ended March 31, 2004, March 31, 2003 and the twelve months ended December 31, 2003.

Block Communications, Inc., and Subsidiaries
Results of Operations

	Three months ended March 31,
	2004		2003
Revenue:
Publishing	$60,928,375	58.3%	$59,465,222	59.2%
Cable	28,717,516	27.5	26,908,577	26.8
Broadcasting	9,715,342	9.3	9,068,231	9.0
Other Communications	5,133,073	4.9	4,939,651	4.9

	104,494,306	100.0	100,381,681	100.0
Expense:
Publishing	64,708,088	61.9	60,784,000	60.6
Cable	26,151,519	25.0	24,689,294	24.6
Broadcasting	9,193,801	8.8	9,345,026	9.3
Other Communications	4,419,239	4.2	4,198,052	4.2
Corporate general and administrative	1,752,212	1.7	1,079,456	1.1

	106,224,859	101.7	100,095,828	99.7

Operating income (loss)	(1,730,553)	-1.7%	285,853	0.3%
Nonoperating income (expense):
Interest expense	(4,662,529)		(4,947,372)
Change in fair value of interest rate swaps	(4,582,656)		(828,122)
Investment income	140,525		30,204

	(9,104,660)		(5,745,290)

Loss from continuing operations before income taxes and minority interest	(10,835,213)		(5,459,437)
Provision (credit) for income taxes	210,548		(1,343,637)
Minority interest	16,470		39,711

Loss from continuing operations	(11,029,291)		(4,076,089)
Loss from discontinued operations, net of tax	—		(111,930)

Net loss	(11,029,291)		(4,188,019)
Add:
Interest expense	4,662,529		4,947,372
Provision (credit) for income taxes	210,548		(1,431,126)
Depreciation	12,066,116		12,461,153
Amortization of intangibles and deferred charges	772,438		764,629
Amortization of broadcast rights	1,552,166		1,723,413
Loss on disposal of property and equipment	239,654		39,462
Change in fair value of interest rate swaps	4,582,656		828,122
Less:
Payments on broadcast rights	(1,634,272)		(1,758,892)

Adjusted EBITDA	$11,422,544		$13,386,114

Block Communications, Inc., and Subsidiaries
Reconciliation of Net Income to Adjusted EBITDA by Segment

	Publishing	Cable	Broadcasting	Other	Corporate	Consolidated
	Three months ended March 31, 2004
Net Income (loss)	$(4,070,103)	$2,566,526	$538,759	$713,834	$(10,778,307)	$(11,029,291)
Adjustments to net income (loss):
Interest expense	70,463	—	—	—	4,592,066	4,662,529
Provision (credit) for income taxes	220,023	—	—	—	(9,475)	210,548
Depreciation	2,268,938	8,043,904	686,232	1,067,042	—	12,066,116
Amortization of intangibles and deferred charges	89,143	184,891	4,235	—	494,169	772,438
Amortization of broadcast rights	—	62,737	1,489,429	—	—	1,552,166
Film payments	—	(58,439)	(1,575,833)	—	—	(1,634,272)
(Gain) loss on disposal of assets	(9,500)	249,123	(200)	231	—	239,654
Change in fair value of derivative	—	—	—	—	4,582,656	4,582,656

Adjusted EBITDA	$(1,431,036)	$11,048,742	$1,142,622	$1,781,107	$(1,118,891)	$11,422,544

	Three months ended March 31, 2003
Net Income (loss)	$(1,166,437)	$1,548,219	$(173,828)	$605,576	$(5,001,549)	$(4,188,019)
Adjustments to net income (loss):
Interest expense	48,607	—	—	—	4,898,765	4,947,372
Provision (credit) for income taxes	(200,915)	672,195	(62,831)	(63,396)	(1,776,179)	(1,431,126)
Depreciation	2,865,999	7,828,085	698,732	1,068,337	—	12,461,153
Amortization of intangibles and deferred charges	88,167	184,891	4,235	—	487,336	764,629
Amortization of broadcast rights	—	79,677	1,643,736	—	—	1,723,413
Film payments	—	(99,207)	(1,659,685)	—	—	(1,758,892)
Loss on disposal of assets	—	39,389	—	73	—	39,462
Change in fair value of derivative	—	—	—	—	828,122	828,122

Adjusted EBITDA	$1,635,421	$10,253,249	$450,359	$1,610,590	$(563,505)	$13,386,114

			Twelve months ended December 31, 2003
Net Income (loss)	$(3,344,323)	$6,344,950	$(3,889,472)	$1,444,709	$(41,127,456)	$(40,571,592)
Adjustments to Net Income (loss):
Interest expense	1,742,049	—	—	—	17,891,217	19,633,266
Provision (credit) for income taxes	58,500	2,684,600	1,092,800	(528,750)	23,843,550	27,150,700
Depreciation	10,565,824	30,009,614	2,874,373	4,265,612	—	47,715,423
Amortization of intangibles and deferred charges	352,993	739,563	16,940	—	1,974,289	3,083,785
Amortization of broadcast rights	—	302,546	6,717,793	—	—	7,020,339
Film payments	—	(319,204)	(6,378,493)	—	—	(6,933,128)
Loss on disposal of assets	16,422	2,046,188	76,640	38,560	—	2,177,810
Change in fair value of derivative	—	—	—	—	(3,908,162)	(3,908,162)
Impairment charge, net of minority interest	—	—	5,613,299	—	—	5,613,299
Loss on disposal of discontinued operations	—	—	—	569,015	—	569,015

Adjusted EBITDA	$9,391,465	$41,808,257	$6,123,880	$5,789,146	$(1,326,562)	$61,550,755